UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8
REGISTRATION STATEMENT NO. 333-65949

UNDER THE SECURITIES ACT OF 1933

PROVIDENCE AND WORCESTER
RAILROAD COMPANY

(Exact name of registrant as specified in its charter)

Rhode Island (State or Other Jurisdiction of Incorporation or Organization)	05-0344399 (I.R.S. Employer Identification Number)

75 Hammond Street, Worcester, MA 01610
(508) 755-4000
(Address and telephone of
 registrant’s principal executive offices)

Providence and Worcester Railroad Company Non-Qualified Stock Option Plan
 (Full Title of the Plans)

Daniel T. Noreck
75 Hammond Street, Worcester, MA 01610
(508) 755-4000
 (Name, address and telephone number of agent for service)

Copies To:

Stephen J. Carlotti, Esq.
Hinckley, Allen & Snyder LLP
100 Westminster Street, Suite 1500
Providence, Rhode Island 02903
 (401) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 of Providence and Worcester Railroad Company, a Rhode Island corporation, File No. 333-65949 (the “Registration Statement”), pertaining to the registration of 108,895 shares of the Registrant’s common stock, $0.50 par value per share (the “Common Shares”), issuable under the Registrant’s Non-Qualified Stock Option Plan (the “Non-Qualified Stock Option Plan”), which was filed with the Securities and Exchange Commission on October 21, 1998.
On June 30, 2015 the Company filed a Post-Effective Amendment No. 1 (the “Original Post-Effective Amendment”) deregisting all remaining shares available for issuance under the Non-Qualified Stock Option Plan in connection with the Company’s adoption of its 2015 Equity Incentive Plan.  At the time of filing the Original Post-Effective Amendment, up to 43,931 shares of common stock of the Company were reserved for issuance in connection with previously awarded options under the Non-Qualified Stock Option Plan.  This Post-Effective Amendment No. 2 is to clarify that the 43,931 shares of common stock that were available for issuance under the Non-Qualified Stock Option Plan shall be deregistered only upon the expiration, termination, lapse or forfeiture of the outstanding options for which such shares have been reserved.  The Registration Statement will remain in effect to cover the potential issuance of those 43,931 shares of the Company’s common stock upon the exercise of the aforementioned stock options.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No .2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, Commonwealth of Massachusetts, on March 18, 2016.

PROVIDENCE AND WORCESTER RAILROAD COMPANY

By:	/s/ Robert H. Eder
Robert H. Eder
Title: Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 2 to Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.